Exhibit 10.1
Washington Mutual Inc.
1301 2nd Avenue, 33rd Floor
Seattle, Washington 98101
November 13, 2008
Robert Williams
2105 East Highland Drive
Seattle, WA 98112
Dear Robert:
On behalf of Washington Mutual, Inc. (“WMI”), I am pleased to offer you a position as President, Washington Mutual, Inc. This offer is based on the understanding that you will start on or before November 14, 2008, in our Seattle office. You will report to the Board of Directors. This letter outlines the terms and conditions of your employment.
Duties
You will have the title of President, Washington Mutual, Inc., and will be responsible to perform all of the duties customarily associated with that position or as otherwise directed.
Compensation
Base Salary. You will be compensated with a monthly salary as follows:
From November 13 through March 12, 2009, you will serve as a full-time officer and employee and will receive a monthly salary of $175,000 per month, before all customary payroll deductions.
From March 13, 2009, until November 13, 2009, you will serve as President but in a part-time capacity, providing necessary services, while at liberty to take full-time employment elsewhere. For this period of time, you will receive a monthly salary of $75,000 per month, before all customary payroll deductions.
From November 14, 2009, through March 14, 2010, you will serve as President, or in such other appropriate office as may be designated by the Board of Directors, in a part-time capacity, providing necessary services, while at liberty to take full-time employment elsewhere. For this period of time, you will receive a monthly salary of $50,000 per month, before all customary payroll deductions; provided, however, that either you or WMI may terminate your employment effective January 14, 2010, or thereafter, with or without Cause, on 30 days’ notice without payment thereafter.
Termination of your employment for Cause at any time shall operate to discharge any obligation to make further payments to you of any kind. No prior notice shall be required in the event of a termination for Cause.
For purposes of this Agreement, “Cause” shall include, without limitation, the occurrence of one or more of the following events: failure or refusal to carry out your lawful duties or any directions of the WMI Board of Directors; your violation of a state or federal criminal law involving the commission of a crime

Washington Mutual Inc.
1301 2nd Avenue, 33rd Floor
Seattle, Washington 98101
against WMI or its employees or a felony; deception, fraud, misrepresentation or dishonesty by you; misuse of alcohol or controlled substances that materially interferes with your performance of your duties to WMI; any incident materially compromising your reputation or ability to represent WMI with the public; any act or omission by you which materially impairs WMI’s business, good will or reputation; or any other serious misconduct by you.
Vacation. You will be entitled to vacation accrual at the 13.4 hours per month.
Health and Welfare Benefits Package. You will be eligible to participate in a health benefits plan through COBRA with WMI reimbursing you for COBRA benefit premium payments or other comparable plan paid for by WMI.
Term. Unless terminated for Cause, your term of employment will be (a) from November 13, 2008, to January 14, 2010, and (b) from month-to-month thereafter through February 2010, unless terminated (with or without Cause) prior to that date.
Should you decide to resign at any time, you will be required to give WMI at least 14 days’ notice.
At Will Employment. After January 14, 2010, your employment will be “at will,” meaning either you or WMI will be free to terminate your employment at any time, with or without Cause, for any or no reason at all.
If you agree and accept the terms of this offer of employment, please sign below and return a copy of this letter to me.

Very truly yours,
/s/ William Kosturos
William Kosturos
Chief Restructuring Officer
Washington Mutual, Inc.
I accept employment with Washington Mutual, Inc. under the terms set forth in this letter. I acknowledge that, after January 14, 2010, my employment may be terminated by me or WMI at any time, for any reason, with or without Cause, subject to the notice requirements set forth above. In accepting employment with WMI, I am not relying on any promises or representations that are not set forth in this offer letter.

Accepted by:
/s/ Robert Williams
Robert Williams